Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SEACOAST BANKING CORPORATION OF FLORIDA

SEACOAST NATIONAL Bank

FOURTH STREET BANKING COMPANY

AND

FREEDOM BANK

Dated as of January 23, 2020

TABLE OF CONTENTS

Page

Parties		1
Preamble		1
ARTICLE 1 – TRANSACTIONS AND TERMS OF MERGER		1
1.1	Merger	1
1.2	Bank Merger	1
1.3	Time and Place of Closing	2
1.4	Effective Time	2
1.5	Conversion of Fourth Street Common Stock	2
1.6	SBC Common Stock	3
1.7	Fourth Street Equity Awards	3
1.8	Organizational Documents of Surviving Corporation; Directors and Officers	4
1.9	Tax Consequences	4
ARTICLE 2 – DELIVERY OF MERGER CONSIDERATION		4
2.2	Rights of Former Fourth Street Shareholders	6
2.3	Dissenters’ Rights	6
ARTICLE 3 – REPRESENTATIONS AND WARRANTIES		6
3.1	Company Disclosure Letter	6
3.2	Standards	7
3.3	Representations and Warranties of the Company	8
3.4	Representations and Warranties of Seacoast	26
ARTICLE 4 – COVENANTS AND ADDITIONAL AGREEMENTS		30
4.1	Conduct of Business Prior to Effective Time	30
4.2	Forbearances	30
4.3	Litigation	33
4.4	State Filings	33
4.5	Fourth Street Shareholder Approval; Registration Statement and Proxy Statement/Prospectus	34
4.6	Listing of SBC Capital Stock	35
4.7	Reasonable Best Efforts	35
4.8	Applications and Consents	35
4.9	Notification of Certain Matters	36
4.10	Investigation and Confidentiality	36
4.11	Press Releases; Publicity	36
4.12	Acquisition Proposals	37
4.13	Takeover Laws	38
4.14	Employee Benefits and Contracts.	38
4.15	Indemnification	39
4.16	Resolution of Certain Matters	40
4.17	Claims Letters	41
4.18	Restrictive Covenant Agreement	41
4.19	Systems Integration	41
4.20	Transfer Taxes.	41
4.21	Litigation and Claims.	41
4.22	Redemption or Conversion of Fourth Street Subordinated Debentures.	42
4.23	No Control of Other Party’s Business.	42

- i -

ARTICLE 5 – CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		43
5.1	Conditions to Obligations of Each Party	43
5.2	Conditions to Obligations of Seacoast	43
5.3	Conditions to Obligations of The Company	45
ARTICLE 6 – TERMINATION		46
6.1	Termination	46
6.2	Effect of Termination	48
ARTICLE 7 – MISCELLANEOUS		48
7.1	Definitions	48
7.2	Non-Survival of Representations and Covenants	56
7.3	Expenses	56
7.4	Termination Fee	56
7.5	Entire Agreement	57
7.6	Amendments	58
7.7	Waivers	58
7.8	Assignment	58
7.9	Notices	58
7.10	Governing Law	59
7.11	Counterparts	59
7.12	Captions	59
7.13	Interpretations	59
7.14	Severability	59
7.15	Attorneys’ Fees	60
7.16	Waiver of Jury Trial	60

- ii -

LIST OF EXHIBITS

Exhibit	Description

A	Bank Merger Agreement

B	Form of Shareholder Support Agreement

C	Form of Claims Letter

D	Form of Restrictive Covenant Agreement

- iii -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 23, 2020, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), Fourth Street Banking Company, a Florida corporation (“Fourth Street”) and Freedom Bank, a Florida chartered bank and wholly-owned subsidiary of Fourth Street (the “Bank” and collectively with Fourth Street, the “Company”).

Preamble

WHEREAS, the Boards of Directors of SBC and Fourth Street have approved this Agreement and the transactions described herein and have declared the same advisable and in the best interests of each of SBC and Fourth Street and each of SBC and Fourth Street’s shareholders;

WHEREAS, this Agreement provides for the acquisition of Fourth Street by SBC pursuant to the merger of Fourth Street with and into SBC (the “Merger”) and the merger of the Bank with and into SNB (the “Bank Merger”) pursuant to the terms of the Plan of Merger and Merger Agreement between SNB and the Bank attached hereto as Exhibit A (the “Bank Merger Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Seacoast’s willingness to enter into this Agreement, (i) the Company’s directors, (ii) certain of the Company’s executive officers and (iii) certain beneficial holders of five percent (5%) or more of the outstanding shares of Fourth Street Common Stock, have executed and delivered to SBC an agreement in substantially the form of Exhibit A (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Fourth Street Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and the Bank Merger.

Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1       Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4 herein), Fourth Street shall be merged with and into SBC in accordance with the provisions of the FBCA. SBC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Fourth Street shall thereupon cease. SBC shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of SBC with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2       Bank Merger. Prior to the Effective Time, the Boards of Directors of SNB and the Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the Bank shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215 and with the effect provided in 12 U.S.C. Section 215. SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Bank Merger and the separate existence of the Bank shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its discretion.

1.3       Time and Place of Closing. Unless otherwise mutually agreed to by SBC and the Company, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta time, on the date when the Effective Time is to occur (the “Closing Date”).

1.4       Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause articles of merger to be filed with the Secretary of State of the State of Florida as provided in the FBCA (the “Articles of Merger”). The Merger shall take effect when the Articles of Merger becomes effective (the “Effective Time”). Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on a mutually agreeable date following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

1.5       Conversion of Fourth Street Common Stock.

(a)       At the Effective Time, in each case subject to Section 1.5(d) and excluding Dissenting Shares and subject to certain adjustments set forth in this Agreement, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Fourth Street Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms herein, the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Merger Consideration”); provided, however, that in the event the conditions set forth in Section 5.2(i) of this Agreement are not satisfied, Seacoast shall have the option to adjust the Merger Consideration downward by an amount that with the Company’s good faith agreement with the calculation equals the difference between the Fourth Street Consolidated Tangible Shareholders’ Equity and the Fourth Street Target Consolidated Tangible Shareholders’ Equity and waive the satisfaction of such condition set forth in Section 5.2(i) herein (an example of such calculation is included on Schedule 1.5(a) of the Seacoast Disclosure Letter). If, instead of adjusting the Merger Consideration, Seacoast elects to not close the transaction and terminate this Agreement in accordance with Article VI hereof, Seacoast agrees that it will also waive any breach of Section 4.2(v) hereof. At least ten (10) days prior to the Closing Date, the Company and Seacoast shall agree on a schedule setting forth the expected Fourth Street Consolidated Tangible Shareholders’ Equity amount as of the Measurement Date. The consideration which all of Fourth Street shareholders and option holders are entitled to receive pursuant to this Article 1 is collectively referred to herein as the “Aggregate Merger Consideration.”

(b)       At the Effective Time, all shares of Fourth Street Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Fourth Street Common Stock (the “Fourth Street Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.5(c) herein, and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.

(c)       Notwithstanding any other provision of this Agreement, each holder of shares of Fourth Street Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Fourth Street Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Average Closing Price less any applicable withholding taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(d)       If, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or Fourth Street Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (and in each case excluding the conversion of Fourth Street’s Subordinated Debt Securities Due 2026 (the “Debentures”)), then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(e)       Each share of Fourth Street Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Fourth Street Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).

1.6       SBC Common Stock. At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.

1.7       Fourth Street Equity Awards. The Company shall take all actions necessary (including delivering all required notices and obtaining all necessary approvals and consents) to cause each Fourth Street Equity Award issued and outstanding immediately prior to the Effective Time to be terminated in exchange for an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Fourth Street Common Stock subject to such Fourth Street Equity Award immediately prior to its termination, multiplied by (y) the excess, if any, of the value of the Average Closing Price multiplied by the Exchange Ratio, as finally determined as of the Effective Time, over the exercise price per share of the Fourth Street Equity Award. No Fourth Street Equity Award shall be outstanding as of the Effective Time, and no obligations to issue Fourth Street Equity Awards shall exist following the Effective Time. Prior to the Effective Time, Fourth Street shall take all actions necessary to terminate the Fourth Street Stock Plans as of the Effective Time and to cause the provisions in any other Fourth Street Benefit Plan providing for the issuance, transfer or grant of any capital stock of Fourth Street or any interest in respect of any capital stock of Fourth Street to terminate and be of no further force and effect as of the Effective Time, and Fourth Street shall ensure that following the Effective Time no person who was, immediately prior to the Effective Time, a holder of any Fourth Street Equity Award, a person for whom a future grant of a Fourth Street Equity Award had been approved, or a participant in any Fourth Street Stock Plan or other Fourth Street Benefit Plan, shall have any right thereunder to acquire any capital stock of SBC, SNB, or Fourth Street, except as provided in Section 1.7 of this Agreement with respect to the Fourth Street Common Stock which such person received or became entitled to receive in accordance with the exercise of such Fourth Street Equity Award prior to the Effective Time.

1.8       Organizational Documents of Surviving Corporation; Directors and Officers.

(a)       The Organizational Documents of SBC in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

(b)       The directors of SBC immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of SBC immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

1.9       Tax Consequences. It is the intention of the Parties to this Agreement that the Merger and the Bank Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong commercial banking franchise. SBC shall have the right to revise the structure of the Merger and/or the Bank Merger contemplated by this Agreement in order to assure that the Merger and the Bank Merger, for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or to substitute an interim corporation that is wholly owned by SBC (“Interim”), which interim corporation may merge with and into Fourth Street, provided, that no such revision to the structure of the Merger or the Bank Merger shall (a) result in any changes in the amount or type of the consideration that the holders of shares of Fourth Street Common Stock are entitled to receive under this Agreement, (b) adversely affect the tax treatment of the Merger and/or the Bank Merger with respect to Fourth Street shareholders as a result of the transactions contemplated by this Agreement, (c) reasonably be expected to materially impede or delay consummation of the Merger, or (d) require submission to or approval of Fourth Street’s shareholders after this Agreement has been approved by Fourth Street’s shareholders. SBC may exercise this right of revision by giving written notice to Fourth Street in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement.

ARTICLE 2

DELIVERY OF MERGER CONSIDERATION

2.1       Exchange Procedures.

(a)       Delivery of Transmittal Materials. Prior to the Effective Time, SBC shall appoint an exchange agent (the “Exchange Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange Agent (i) SBC Common Stock issuable pursuant to Section 1.4(a) in book-entry form equal to the aggregate Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay fractional share consideration and any dividends under Section 2.2. As promptly as practicable after the Effective Time (and within five Business Days), the Exchange Agent shall send to each former holder of record of shares of Fourth Street Common Stock, including holders of the Fourth Street Equity Awards who received Fourth Street Common Stock in accordance with the exercise of such Fourth Street Equity Awards prior to the Effective Time, but excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Fourth Street Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Fourth Street Certificates shall pass, only upon proper delivery of such Fourth Street Certificates (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).

(b)       Delivery of Merger Consideration. After the Effective Time, following the surrender of a Fourth Street Certificate to the Exchange Agent (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such Fourth Street Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Fourth Street Common Stock represented by its Fourth Street Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Fourth Street Certificate so surrendered is registered, it shall be a condition to such payment that such Fourth Street Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Fourth Street Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the FBCA.

(c)       Payment of Taxes. The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Fourth Street Common Stock such amounts as the Exchange Agent or SBC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SBC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Fourth Street Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SBC, as the case may be.

(d)       Return of Merger Consideration to SBC. At any time upon request by SBC, SBC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed within six months following the Effective Time to holders of Fourth Street Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Fourth Street Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of a Fourth Street Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)        Lost Fourth Street Certificates. In the event any Fourth Street Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate(s) to be lost, stolen or destroyed and, if required by SBC or the Exchange Agent, the posting by such Person of a bond in such sum as SBC may reasonably direct as indemnity against any claim that may be made against the Company or SBC with respect to such Company Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Fourth Street Common Stock represented by such lost, stolen or destroyed Fourth Street Certificates.

2.2       Rights of Former Fourth Street Shareholders. On or before the Closing Date, the stock transfer books of Fourth Street shall be closed as to holders of Fourth Street Common Stock and no transfer of Fourth Street Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Fourth Street Certificate (other than the Fourth Street Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.4(c), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Fourth Street Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.4(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Fourth Street Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Fourth Street Certificate there shall be delivered to the holder of an SBC stock certificate representing whole shares of SBC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock and the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 1.4(c), and (ii) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SBC shall make available to the Exchange Agent cash for these purposes, if necessary.

2.3       Dissenters’ Rights. Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the FBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by the provisions of Sections 607.1301 through 607.1340 of the FBCA with respect to shares of Fourth Street Common Stock owned by such Dissenting Shareholder. Fourth Street shall give SBC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Fourth Street relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the FBCA. Fourth Street shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands. Any payments made in respect of Dissenting Shares shall be made by SBC as the Surviving Corporation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1       Company Disclosure Letter. Prior to the execution and delivery of this Agreement, the Company has delivered to Seacoast a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. All representations and warranties of Seacoast shall be qualified by reference to Seacoast’s SEC Reports and such disclosures in any such SEC Reports or other publicly available documents filed with or furnished by Seacoast to the SEC or any other Governmental Authority prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).

3.2       Standards.

(a)       No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.

(b)       Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the executive management team, condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to perform its obligations under this Agreement or to timely consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (A) the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (C) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to banks and their holding companies and (D) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (B), (C) or (D) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.

3.3       Representations and Warranties of the Company. Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, Fourth Street and the Bank, jointly and severally, hereby represent and warrant to Seacoast as follows:

(a)       Organization, Standing, and Power. Each Subsidiary of Fourth Street is listed in Section 3.3(a) of the Company Disclosure Letter. Fourth Street and each of its Subsidiaries are duly organized, validly existing, and are in good standing under the Laws of the jurisdiction of its formation. Fourth Street and each of its Subsidiaries have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted. Fourth Street and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed. Fourth Street is a bank holding company within the meaning of the BHC Act. The Bank is registered with the Federal Reserve as a Florida non-member bank. The Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending, or to the Knowledge of Fourth Street, threatened.

(b)       Authority; No Breach of Agreement.

(i)       Fourth Street and the Bank each has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and, in the case of the Bank, its sole shareholder), subject only to Fourth Street Shareholder Approval and such regulatory approvals as are required by law. Subject to the Fourth Street Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid, and binding obligation of each of Fourth Street and the Bank enforceable against Fourth Street and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)       As of the date hereof, Fourth Street’s Board of Directors has (A) by the affirmative vote of at least a majority of the entire Board of Directors of Fourth Street duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger; (B) determined that this Agreement and the transactions contemplated hereby, including the Bank Merger, are advisable and in the best interests of Fourth Street and the holders of Fourth Street Common Stock; (C) subject to Sections 4.5 and 4.12, resolved to recommend adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, including the Bank Merger, to the holders of shares of Fourth Street Common Stock (such recommendations being the “Fourth Street Directors’ Recommendation”); (D) subject to Sections 4.5 and 4.12, directed that this Agreement be submitted to the holders of shares of Fourth Street Common Stock for their adoption; and (E) no Knowledge of any fact, event or circumstance that would cause any beneficial holder of five percent (5%) or more of the outstanding shares of Fourth Street Common Stock to vote against the adoption of this Agreement, the Merger and the other transactions contemplated hereby, including the Bank Merger.

(iii)       The Bank’s Board of Directors has, by the affirmative vote of all directors voting, which constitutes at least a majority of the entire Board of Directors of the Bank, duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated thereby.

(iv)       Neither the execution and delivery of this Agreement or the Bank Merger Agreement by it nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of its Organizational Documents, (B) except as set forth in Section 3.3(b)(iv)(B) of the Company Disclosure Letter, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of Fourth Street or any of its Subsidiaries under any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to Fourth Street or its Subsidiaries or any of their respective material assets.

(v)       Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (D) as set forth in Section 3.3(b)(v)(D) of the Company Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by Fourth Street and the Bank of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(c)       Capital Stock. Fourth Street’s authorized capital stock consists of (i) 20,000,000 shares of Fourth Street Common Stock, par value $1.00 per share, of which, as of the date of this Agreement, 11,219,850 shares are validly issued and outstanding and (ii) 5,000,000 shares of Fourth Street Preferred Stock, par value $1.00 per share, of which, as of the date of this Agreement, no shares are issued or outstanding. Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Fourth Street Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. As of the date hereof, there were 616,500 options outstanding for shares of Fourth Street Common Stock granted and vested and unvested in accordance with the Fourth Street Stock Plans and such options represent all of the Rights issued under the Fourth Street Stock Plans. Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Fourth Street Common Stock or other equity securities of Fourth Street outstanding and no outstanding Rights relating to Fourth Street Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Fourth Street. All of the outstanding shares of Fourth Street Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of Fourth Street Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of the Company. There are no Contracts among Fourth Street and its shareholders or by which Fourth Street is bound with respect to the voting or transfer of Fourth Street Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Fourth Street Common Stock and all Rights to acquire shares of Fourth Street Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and have been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, all of the outstanding shares of capital stock of its Subsidiaries are owned by Fourth

Street or wholly-owned Subsidiary thereof, free and clear of all Liens. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, neither Fourth Street nor any of its Subsidiaries has any direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity (other than the Bank and the Subsidiaries), nor are they under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, Fourth Street does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Fourth Street on any matter.

(d)       Financial Statements; Regulatory Reports.

(i)       Fourth Street has delivered or made available (which shall include access to the following by electronic data room) to Seacoast true and complete copies of (A) all monthly reports and financial statements of Fourth Street and its Subsidiaries that were prepared for Fourth Street’s or the Bank’s Board of Directors since December 31, 2017, including Fourth Street Financial Statements; (B) the Annual Report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2018 and 2017, of Fourth Street and its Subsidiaries required to file such reports; (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board and the FDIC since December 31, 2017 of Fourth Street and its Subsidiaries required to file such reports; and (D) Fourth Street’s Annual Report to Shareholders for the years ended 2017 and 2018 and all subsequent Quarterly Reports to Shareholders.

(ii)       The Fourth Street Financial Statements, true and correct copies of which have been made available to Seacoast, have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto. The Fourth Street Financial Statements fairly present (and all financial statements to be delivered to Seacoast as required by this Agreement will fairly present) the financial position, results of operations, changes in shareholders’ equity and cash flows (as set forth in the statements of financial position as of December 31, 2017 and 2018, and to be set forth in the statement of financial position as of December 31, 2019) of Fourth Street and its Subsidiaries as of the dates thereof and for the periods covered thereby (subject to, in the case of unaudited statements, recurring audit adjustments normal in nature and amount). All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Fourth Street Financial Statements (the “Fourth Street’s Latest Balance Sheet”), none of Fourth Street or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Fourth Street or the Bank since January 1, 2016, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Fourth Street Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Seacoast. Fourth Street and the Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Bank and the accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2017, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(iii)       Each of Fourth Street and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Fourth Street in accordance with GAAP and to maintain accountability for Fourth Street’s consolidated assets; (C) access to Fourth Street’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Fourth Street’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Fourth Street and its Subsidiaries is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Fourth Street or its Subsidiaries (including all means of access thereto and therefrom). The corporate record books of Fourth Street and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the Boards of Directors and shareholders of Fourth Street and its Subsidiaries \.

(iv)       Since January 1, 2017, neither Fourth Street nor any Subsidiary nor any current director, officer, nor to Fourth Street’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of Fourth Street or any Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Fourth Street or any Subsidiary or their respective internal accounting controls. No attorney representing Fourth Street or any Subsidiary, whether or not employed by Fourth Street or any Subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act and the SEC’s regulations thereunder) by Fourth Street or any Subsidiary or any officers, directors, employees or agents of Fourth Street or any of its Subsidiaries to Fourth Street’s Board of Directors or any committee thereof or to any director or officer of Fourth Street. For purposes of the Agreement, Knowledge of Fourth Street shall mean the actual knowledge of the individuals listed in Section 3.3(d)(iv) of the Company Disclosure Letter, after reasonable inquiry.

(v)       Except as set forth in Section 3.3(d)(v) of the Company Disclosure Letter, Fourth Street’s independent public accountants, which have expressed their opinion with respect to the Fourth Street Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to Fourth Street within the meaning of Regulation S-X and (C) with respect to Fourth Street, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. Fourth Street’s independent public accountants have not resigned (or informed Fourth Street that it intends to resign) or been dismissed as independent public accountants of Fourth Street as a result of or in connection with any disagreements with Fourth Street on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.3(d) of the Company Disclosure Letter lists all non-audit services performed by Fourth Street’s independent public accountants for the Company since January 1, 2017.

(vi)       There is no transaction, arrangement or other relationship between Fourth Street or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Fourth Street Financial Statements. Fourth Street has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect Fourth Street’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Fourth Street’s internal controls. Since December 31, 2017, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of Fourth Street.

(vii)       None of Fourth Street or its Subsidiaries has any material Liabilities, except Liabilities which are accrued or reserved against in the Fourth Street Latest Balance Sheet included in Fourth Street’s Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. The Company has not incurred or paid any Liability since the date of the Fourth Street Latest Balance Sheet, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 3.3(d)(vii) of the Company Disclosure Letter, none of Fourth Street or its Subsidiaries is directly or indirectly liable, by guarantee or otherwise, to assume any Liability of any Person for any amount in excess of $10,000. Fourth Street has delivered to SBC true and complete Fourth Street Financial Statements as of December 31, 2018 and the Company shall deliver promptly, when available, all subsequent Quarterly Reports.

(viii)       Prior to the Effective Time, Fourth Street shall deliver to Seacoast true and complete copies of (A) all monthly reports and financial statements of Fourth Street and its Subsidiaries that were prepared for Fourth Street or the Bank since December 31, 2018, including the Fourth Street 2018 Financial Statements; (B) the Annual Report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2018, of Fourth Street and its Subsidiaries required to file such reports; and (C) Fourth Street’s Annual Report to Shareholders for the year ended 2018 and all subsequent Quarterly Reports to Shareholders, if any.

(e)       Absence of Certain Changes or Events. Except as set forth in Section 3.3(e) of the Company Disclosure Letter, since January 1, 2019, (A) Fourth Street and each of its Subsidiaries has conducted its business only in the ordinary course, (B) neither Fourth Street nor any Subsidiary has taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fourth Street and its Subsidiaries, taken as a whole, and (D) Fourth Street has not made any new election or change in any existing election made by Fourth Street for federal or state tax purposes.

(f)       Tax Matters.

(i)       All Taxes of Fourth Street and each of its Subsidiaries that are or were due or payable (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. Fourth Street and each of its Subsidiaries has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects and has been prepared in compliance with all applicable Laws. Neither Fourth Street nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. Fourth Street and each of its Subsidiaries has made available to Seacoast true and correct copies of the United States federal, state and local income tax returns and related workpapers filed by it for each of the three most recent fiscal years ended on or before December 31, 2018. No claim has ever been made by a Taxing Authority in a jurisdiction where Fourth Street or any of its Subsidiaries does not file a Tax Return that Fourth Street or any of its Subsidiaries is or may be subject to Taxes by that jurisdiction, and to the Knowledge Fourth Street and each of its Subsidiaries, no basis for such a claim exists.

(ii)       Neither Fourth Street nor each of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of the Company or the assets of the Company. No officer or employee responsible for tax matters of the Company expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed by the Company. The Company has not received from any Governmental Authority any notice of deficiency or proposed adjustment for any amount of Tax, or any demand for information, formal or informal, for any taxable period. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against the Company, and the Company has not waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a tax assessment or deficiency. The relevant statute of limitations is closed with respect to all Tax Returns of the Company for all taxable periods through December 31, 2014.

(iii)       Except as set forth in Section 3.3(f)(iii) of the Company Disclosure Letter, the Company is not a party to a tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and the Company has not been a member of an affiliated group filing a consolidated federal, state or local income tax return or any combined, affiliated or unitary group for any tax purpose (other than the group of which it is currently a member), and the Company does not have any Liability for Taxes under Treasury Regulations Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.

(iv)       The Company has withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under applicable Law.

(v)       The Company has not been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of the Company, except for statutory Liens for Taxes not yet due and payable.

(vi)       The Company has not been and will not be required to include any item in income or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting pursuant to Section 481 of the Internal Revenue Code or any comparable provision under applicable Laws; (B) ‘‘closing agreement’’ as described in Section 7121 of the Internal Revenue Code or any comparable provision under applicable Laws, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code or any comparable provision of Law; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date; (F) election under Section 108(i) of the Internal Revenue Code (or any corresponding or similar provision of applicable Law); (G) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (H) similar election, action or agreement deferring the Liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.

(vii)       The Company has never taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income tax under Section 6662 of the Internal Revenue Code (or any similar provision of state, local or foreign law), or participated in any “reportable transaction” or “listed transaction”, as those terms are defined in Treasury Regulations Section 1.6011-4(b) or any comparable provision of Law, or participated in any transaction substantially similar to a reportable transaction. Except as set forth in Section 3.3(f)(vii) of the Company Disclosure Letter, the Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(viii)       The unpaid Taxes of the Company (A) did not, as of the date of the Fourth Street’s Latest Balance Sheet, exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Fourth Street’s Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Fourth Street Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(ix)       The Company has not requested or received any private letter ruling of the IRS or comparable written rulings or guidance issued by any other Governmental Authority. There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(x)       The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code within the period described in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

(g)       Environmental Matters.

(i)       Fourth Street and the Bank have delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by Fourth Street and each of its Subsidiaries relating to its Properties and Facilities (collectively, the “Fourth Street Environmental Reports”).

(ii)       Fourth Street and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except as set forth in the Fourth Street Environmental Reports and except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and to the Knowledge of Fourth Street, there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii)       There is no Litigation pending or to the Knowledge of Fourth Street, threatened before any Governmental Authority or other forum in which Fourth Street or any of its Subsidiaries or any of their respective Properties or Facilities (to the Knowledge of Fourth Street, including but not limited to Properties and Facilities that secure or secured loans made by Fourth Street or its Subsidiaries and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by Fourth Street or its Subsidiaries) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.

(iv)       During or prior to the period of (A) Fourth Street’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) Fourth Street’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.

(h)       Compliance with Permits, Laws and Orders.

(i)       Fourth Street and each of its Subsidiaries has in effect all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it to own, lease or operate its properties and assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective business or employees conducting their respective businesses.

(ii)       Neither Fourth Street nor any of its Subsidiaries is and has not since December 31, 2015, been in Default under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, none of Fourth Street or any of its Subsidiaries knows of any reason why all Regulatory Consents required for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, should not be obtained on a timely basis.

(iii)       Except as set forth in Section 3.3(h)(iii) of the Company Disclosure Letter, neither Fourth Street nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that Fourth Street or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require Fourth Street or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.

(iv)       Fourth Street and each of its Subsidiaries are and, at all times since December 31, 2015, have been, in compliance with all Laws applicable to their business, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.

(v)       Neither Fourth Street nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2015, a recipient of any supervisory letter from, or since December 31, 2015, have adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, ability to pay dividends, credit or risk management policies, management or business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has Fourth Street or any of its Subsidiaries been advised in writing or, to the Knowledge of Fourth Street, orally, since December 31, 2015, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(vi)       There (A) is no written, or to the Knowledge of Fourth Street, oral unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Fourth Street or any of its Subsidiaries, (B) have been no written, or to the Knowledge of Fourth Street, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or its Subsidiaries’ business, operations, policies or procedures since December 31, 2015, and (C) is not any pending or, to the Knowledge of Fourth Street, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of Fourth Street or any of its Subsidiaries.

(vii)       Neither Fourth Street, the Bank (nor to the Knowledge of Fourth Street any of their respective directors, executives, officers, employees or Representatives) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(viii)       Except as required by the Bank Secrecy Act, to the Knowledge of Fourth Street, no employee of Fourth Street or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Fourth Street or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Fourth Street nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Fourth Street or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Fourth Street or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(ix) Since December 31, 2015, Fourth Street and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that Fourth Street and each of its Subsidiaries was required to file with any Governmental Authority and all other reports and statements required to be filed by Fourth Street and each of its Subsidiaries since December 31, 2015, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority, have been so filed, and Fourth Street and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(x) The Bank is not authorized to act in any capacity as a corporate fiduciary.

(i)       Labor Relations.

(i)       Neither Fourth Street nor any of its Subsidiaries is the subject of any Litigation asserting that Fourth Street or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Fourth Street or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is Fourth Street or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(ii)        (A) Each individual that renders services to Fourth Street or any of its Subsidiaries who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes, and (B) Fourth Street and each of its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of Fourth Street and its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(iii)       Neither Fourth Street nor any of its Subsidiaries is in conflict with, or in default or in violation of, any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement with respect to employment, employment practices, terms and conditions of employment, tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs

(including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.

(iv)       No executive officer of Fourth Street or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Fourth Street or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(j)       Employee Benefit Plans.

(i)       Section 3.3(j)(i) of the Company Disclosure Letter sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.

(ii)       Fourth Street has delivered to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, (F) in the case of Benefit Plans that are Rights or individual award agreements under any Fourth Street Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of Fourth Street Common Stock covered thereby, (G) all documents evidencing any agreements or arrangements with service providers relating to Benefit Plans, (H) all material correspondence and/or notifications from any Governmental Authority or administrative service with regard to any Benefit Plan, and (I) nondiscrimination testing data and results for the two most recently completed plan years (if applicable) with regard to any Benefit Plan.

(iii)       All of the Benefit Plans have been administered in compliance with their terms and with the applicable provisions of ERISA and the Internal Revenue Code and (if applicable) in a manner that complies with and is exempt from tax or other penalty under the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Internal Revenue Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and neither Fourth Street nor any of its Subsidiaries is aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Knowledge of Fourth Street, no event has occurred that will or could reasonably give rise to a loss of any intended tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There are no pending or, to the Knowledge of Fourth Street, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.

(iv)       Neither Fourth Street nor any of its Subsidiaries has engaged in a transaction with respect to any of their Benefit Plans that would subject Fourth Street or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither Fourth Street nor any of its Subsidiaries nor any administrator or fiduciary of any of their Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of their Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans of Fourth Street or any of its Subsidiaries have been made to employees of Fourth Street or any such Subsidiary that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v)       Except as set forth in Section 3.3(j)(v) of the Company Disclosure Letter, Fourth Street, any Subsidiary or any ERISA Affiliates thereof do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Internal Revenue Code Section 414(j); (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c); or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). Neither Fourth Street nor any of its Subsidiaries nor any of their ERISA Affiliates have incurred and there are no circumstances under which any could reasonably incur any Liability under Title IV of ERISA or Internal Revenue Code Section 412.

(vi)       Neither Fourth Street nor any of its Subsidiaries nor any of their respective ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, surgical, hospitalization, death or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Internal Revenue Code Section 4980B or other applicable Law.

(vii)       No Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, or (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Fourth Street Plans, contracts, plans, or arrangements. No amounts paid or payable (whether in cash, property or the vesting of property) individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s), will result in the payment of any amount that would, individually or in combination with any other such payment, result in the loss of a deduction under Internal Revenue Code Section 280G or be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(viii)        Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Internal Revenue Code Section 409A) is in documentary compliance with, and has been operated and administered in compliance with, Internal Revenue Code Section 409A and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Internal Revenue Code Section 409A. Neither Fourth Street nor any of its Subsidiaries has any indemnification obligation pursuant to any Benefit Plan or any Contract to which Fourth Street or any of its Subsidiaries is a party for any Taxes imposed under Section 4999 or 409A of the Internal Revenue Code. The Company has made available to Seacoast true and complete copies of any Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.

(ix)       Except as set forth in Section 3.3(j)(ix) of the Company Disclosure Letter, Fourth Street does not maintain and has never maintained a supplemental executive retirement plan or any similar plan for directors, officers or employees.

(x)  All of the Benefit Plans that constitute compensation arrangements involving officers of Fourth Street or the Bank have been approved and administered by Fourth Street’s Board of Directors in accordance with all applicable regulatory requirements.

(k)       Material Contracts.

(i)       Except as listed in Section 3.3(k) of the Company Disclosure Letter, as of the date of this Agreement, neither Fourth Street nor any of its Subsidiaries nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by Fourth Street or any of its Subsidiaries or the guarantee by Fourth Street or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (C) any Contract containing covenants that limit the ability of Fourth Street or any of its Subsidiaries or any of their Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Fourth Street or any of its Subsidiaries Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Fourth Street or any of its Subsidiaries of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other material technical services to or by Fourth Street or any of its Subsidiaries, (G) any Contract to which any Affiliate, officer, director, employee or consultant of Fourth Street or any of its

Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (H) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (I) any Contract that provides any rights to investors in Fourth Street or any of its Subsidiaries, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Fourth Street Board of Directors, (J) any Contract that provides for potential material indemnification payments by Fourth Street or any of its Subsidiaries, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Fourth Street were required to file such with the SEC. With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on Fourth Street or any of its Subsidiaries thereto and, to the Knowledge of Fourth Street, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) neither Fourth Street nor any of its Subsidiaries is in Default thereunder; (y) neither Fourth Street nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of Fourth Street, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.3(k)(i)(B) of the Company Disclosure Letter, all indebtedness for money borrowed of Fourth Street or any of its Subsidiaries is prepayable without penalty or premium.

(ii)       All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for its own account or its customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Fourth Street nor any of its Subsidiaries, nor to the Knowledge of Fourth Street, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The Fourth Street Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2016, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on Fourth Street.

(l)       Legal Proceedings. Except as set forth in Section 3.3(l) of the Company Disclosure Letter, there is no Litigation pending or, to the Knowledge of Fourth Street, threatened against Fourth Street or any of its Subsidiaries or any of their assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Fourth Street or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against the

Company that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Fourth Street or any of its Subsidiaries or would materially impede or delay Fourth Street or any of its Subsidiaries’ ability to perform their covenants and agreements under this Agreement or to consummate the transactions hereby, including the Merger and the Bank Merger. There is no Litigation, pending or, to the Knowledge of Fourth Street, threatened, against any officer, director, advisory director or employee of Fourth Street or any of its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Fourth Street or any of its Subsidiaries.

(m)       Intellectual Property.

(i)       Fourth Street owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all Intellectual Property (including the Technology Systems) that is used by Fourth Street or any of its Subsidiaries in their businesses. Fourth Street has not (A) licensed to any Person in source code form any Intellectual Property owned by Fourth Street or (B) entered into any exclusive agreements relating to Intellectual Property owned by Fourth Street.

(ii)       Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to Fourth Street or any of its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii)       All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Since January 1, 2016, neither Fourth Street nor any of its Subsidiaries (A) have been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has not brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n)       Loan and Investment Portfolios.

(i)        All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Fourth Street or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Fourth Street or any of its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms, (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of September 30, 2019 and on a monthly basis thereafter, and of the investment portfolios of Fourth Street as of such date, are disclosed on Section 3.3(n)(i) of the Company Disclosure Letter.

(ii)        Except as specifically set forth on Section 3.3(n)(ii) of the Company Disclosure Letter, neither Fourth Street nor any Subsidiary is a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty

(30) days in the payment of principal or interest, (B) to the Knowledge of Fourth Street, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Fourth Street or any Regulatory Authority having jurisdiction over Fourth Street or any of its Subsidiaries, (D) an obligation of any director, executive officer or 10% shareholder of Fourth Street or the Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.

(iii)        Each outstanding Loan (including Loans held for resale to investors) in which Fourth Street or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Fourth Street and the Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

(iv)        None of the agreements pursuant to which Fourth Street or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)        Neither Fourth Street nor any Subsidiary is now nor have they ever been since January 1, 2015, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(o)       Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate included on the Fourth Street Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Fourth Street, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Fourth Street at all times from and after the date of the Fourth Street Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Fourth Street, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p)       Loans to Executive Officers and Directors. Neither Fourth Street nor any of its Subsidiaries have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Fourth Street or the Bank, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O. Section 3.3(p) of the Company Disclosure Letter identifies any loan or extension of credit maintained by Fourth Street or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the 1934 Act applies.

(q)       Community Reinvestment Act. The Bank has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, the Bank has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Fourth Street, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(r)       Privacy of Customer Information.

(i)       Fourth Street and its Subsidiaries, as applicable, are the sole owners of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Seacoast or a Subsidiary of Seacoast pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.

(ii)       Fourth Street and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to Seacoast or any of its Subsidiaries, and the use of such IIPI by Seacoast or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

(s)       Technology Systems.

(i)       No material action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Fourth Street and its Subsidiaries prior to the Effective Time.

(ii)       Except as set forth in Section 3.3(s)(ii) of the Company Disclosure Letter, the Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.

(iii)       Fourth Street has furnished to Seacoast a true and correct copy of its disaster recovery and business continuity arrangements.

(iv)       Neither Fourth Street nor any of its Subsidiaries has received notice of and is not aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

(t)       Insurance Policies. Fourth Street and each of its Subsidiaries maintain in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties, and (ii) it reasonably believes are comparable to those maintained by other banking organizations of similar size and complexity. A true and complete list of all such insurance policies is attached as Section 3.3(t) of the Company Disclosure Letter. Neither Fourth Street nor any of its Subsidiaries is now liable for, nor has Fourth Street nor any such Subsidiary received notice of, any material retroactive premium adjustment. Fourth Street and each of its Subsidiaries are in compliance in all material respects with their respective insurance policies and are not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and neither Fourth Street nor any of its Subsidiaries has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of Fourth Street and its Subsidiaries, Fourth Street or its Subsidiaries are the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three years, none of Fourth Street or any of its Subsidiaries have been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Fourth Street nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(u)       Corporate Documents. Fourth Street has delivered to SBC, with respect to Fourth Street and each of its Subsidiaries, true and correct copies of its Organizational Documents and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of Fourth Street and each of its Subsidiaries that will be made available to SBC after the date hereof, are current, complete and correct in all material respects.

(v)       State Takeover Laws. Fourth Street has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”). Fourth Street has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(w)       Certain Actions. Neither Fourth Street nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Fourth Street, there are no facts or circumstances that are reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To the Knowledge of Fourth Street, there exists no fact, circumstance, or reason that would cause any required Consent not to be received in a timely manner.

(x)       Real and Personal Property. Fourth Street and its Subsidiaries have good, valid and marketable title to all material real property owned by it free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. Fourth Street and its Subsidiaries have paid, and will pay, any and all applicable tangible personal property taxes owed or due by Fourth Street or its Subsidiaries. Fourth Street and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of Fourth Street and its Subsidiaries has complied with the terms of all leases to which it is a party in all material respects, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing Default by Fourth Street or such Subsidiary or, to the Knowledge of Fourth Street, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.

(y)       Brokers and Finders. Except for Hovde Group, neither Fourth Street nor any of its Subsidiaries nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(z)       Fairness Opinion. Prior to the execution of this Agreement, Fourth Street has received an executed opinion of Hovde Group to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Fourth Street and a copy of such executed opinion has been or will be promptly delivered by Fourth Street to SBC immediately following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa)       Transactions with Affiliates. Except as set forth in Section 3.3(aa) of the Company Disclosure Letter, there are no agreements, contracts, plans, arrangements or other transactions between Fourth Street and any of its Subsidiaries, on the one hand, and any (i) officer or director of Fourth Street or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Fourth Street, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Fourth Street, on the other hand, except those of a type available to non-affiliates of Fourth Street generally.

(bb)       Representations Not Misleading. No representation or warranty by Fourth Street and the Bank in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.4       Representations and Warranties of Seacoast. Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in the Seacoast Disclosure Letter, SBC and SNB, jointly and severally, hereby represent and warrant to the Company as follows:

(a)       Organization, Standing, and Power. Each of SBC and SNB (i) is duly organized, validly existing, and (as to SBC) in good standing under the Laws of the jurisdiction in which it is incorporated, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or conduct of their business requires them to be so qualified or licensed, except in the cause of clause (ii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had or would not reasonably be excepted to have a Material Adverse Effect on SBC or SNB. SBC is a bank holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. SNB is a national banking association domiciled in the State of Florida. SNB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the knowledge of SBC, threatened.

(b)       Authority; No Breach of Agreement.

(i)       SBC and SNB each have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by Fourth Street and the Bank, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)       SBC’s Boards of Directors has duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger. SNB’s Board of Directors has, by the affirmative vote of all directors voting, which constitute at least a majority of the entire Board of Directors of SNB, duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iii)       Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to SBC or SNB or any of their respective material assets.

(c)       Capital Stock. SBC’s authorized capital stock consists of (i) 120 million shares of SBC Common Stock, of which, as of December 31, 2019, 51,760,617 shares are issued (of which 51,513,733 shares are outstanding and 246,884 shares were held in its treasury) and (ii) 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock and 50,000 of which has been designated as Series B Preferred Stock (collectively, “SBC Preferred Stock”), of which, as of the date of this Agreement, no shares are issued or outstanding. As of December 31, 2019, there were 213,951 restricted shares of SBC Common Stock validly issued and outstanding and the restricted shares were each issued in accordance with the SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in this Section 3.4(c), Section 3.4(c) of the Seacoast Disclosure Letter or as set forth in its SEC Reports, as of the date of this Agreement there were no equity securities of SBC outstanding (other than the SBC Common Stock) and no outstanding Rights relating to SBC Common Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, non-assessable under the FBCA. None of the outstanding shares of SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. SBC owns all of the issued and outstanding shares of capital stock of SNB free and clear of all Liens, charges, security interests, mortgages, pledges and other encumbrances.

(d)       Financial Statements. The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(e)       Legal Proceedings. There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Seacoast, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Seacoast.

(f)       Compliance with Laws.

(i)       SBC and each of its Subsidiaries are, and at all times since December 31, 2016, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. SBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2016, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default under (with or without notice or lapse of time or both) or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of SNB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.

(ii)       Since December 31, 2016, neither SBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority (A) requiring SBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “SBC Regulatory Agreement”), or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of SBC, neither SBC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither SBC nor any of its Subsidiaries is currently a party to or subject to any SBC Regulatory Agreement.

(iii)       Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(g)       Reports. Except as set forth on Section 3.4(g) of the Seacoast Disclosure Letter, SBC has and each of its Subsidiaries have timely filed all reports, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, statement or offering materials made or given to shareholders of SBC or SNB since December 31, 2016, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries.

(h)       Community Reinvestment Act. SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(i)       Legality of Seacoast Securities. All shares of SBC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.

(j)       Certain Actions. Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization with the meaning of Section 368(e) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory

Consents. To SBC’s Knowledge, there exists no fact, circumstance, or reason that would cause any required Regulatory Consent not to be received in a timely manner.

(k)       Brokers and Finders. Except for Sandler O’Neill & Partners, L.P., neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred and Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(l)       Representations Not Misleading. No representation or warranty by Seacoast in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

4.1       Conduct of Business Prior to Effective Time. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, (a) Fourth Street and the Bank shall (i) conduct their business in the ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact their business organization, employees and advantageous business relationships, (iii) maintain their books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (iv) provide Seacoast with Fourth Street’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of this Agreement. Neither Party shall take any action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

4.2       Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2 or required by law, neither Fourth Street nor the Bank shall, without the prior written consent of the chief executive officer or chief financial officer of SBC (which consent shall not be unreasonably withheld or delayed, provided, however, with respect to Section 4.2(i), Section 4.2(s) and Section 4.2(w), if Seacoast shall not have disapproved of Fourth Street’s or the Bank’s request in writing within two (2) Business Days of receipt of such written request from Fourth Street or the Bank, then such request shall be deemed to be approved by Seacoast):

(a)       amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;

(b)       (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock (except to redeem any portion of the Debentures which do not convert to shares of Fourth Street Common Stock prior to the Closing Date) or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock except pursuant to the exercise of Fourth Street Equity Awards outstanding as of the date of this Agreement and except pursuant to the conversion of the Debentures, or (v) make any change in any instrument or Contract governing the terms of any of its securities;

(c)       other than in the ordinary course of business or consistent with past practice or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d)       (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount less than its book value;

(e)        terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(f)       enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g)       except in the ordinary course of business consistent with past practices (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any Lien, encumbrance or other liability any of its assets, (iii) except as set forth in Section 4.2(g)(iii) of the Company Disclosure Letter, except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of its material Intellectual Property;

(h)       other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less)); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i)       other than purchases of investment securities in the ordinary course of business consistent with past practice or in consultation with SBC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j)        terminate or waive any material provision of any Contract other than normal renewals of Contracts without materially adverse changes of terms or otherwise amend or modify any material Contract;

(k)       other than in the ordinary course of business and consistent with past practice or as required by Benefit Plans and Contracts as in effect at the date of this Agreement or as set forth in Section 4.2(k) of the Company Disclosure Letter, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any of its officers, employees or directors, whether under a Benefit Plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement, retention agreement or severance arrangement with or for the benefit of any officer, employee or director, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any Fourth Street Stock Plan, except pursuant to Section 1.7, (v) make any changes to a Benefit Plan that are not required by Law or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $100,000;

(l)       settle any Litigation, except in the ordinary course of business;

(m)       revalue any of its or its Subsidiaries’ assets or change any method of accounting or accounting practice used by it or its Subsidiaries, other than changes required by GAAP or the FDIC or any Regulatory Authority;

(n)       file or amend any Tax Return except in the ordinary course of business; settle or compromise any Liability for Taxes; or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable Law; enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any similar provision of Law); surrender any claim for a refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;

(o)       knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude Fourth Street from exercising its rights under Sections 4.5 or 4.12;

(p)       merge or consolidate with any other Person;

(q)       acquire assets outside of the ordinary course of business consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;

(r)       enter into any Contract that is material and would have been material had it been entered into prior to the execution of this Agreement;

(s)       other than in the ordinary course of business and consistent with past practices, the Bank shall not make any adverse changes in the mix, rates, terms or maturities of its deposits or other Liabilities;

(t)       close or relocate any existing branch or facility;

(u)       make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;

(v)       take any action or fail to take any action that will cause Fourth Street’s Consolidated Tangible Shareholders’ Equity at the Effective Time to be less than the Fourth Street Target Consolidated Tangible Shareholders’ Equity;

(w)       make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of such policies has been provided to Seacoast; provided, that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that from the date hereof, any new individual loan or new extension of credit in excess of $500,000 and which is unsecured, or $1,000,000 and which is secured, shall require the written approval of the chief executive officer, chief financial officer or chief credit officer of SNB, which approval or rejection shall be given at least two (2) Business Days after the loan package is delivered to SNB;

(x)       take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;

(y)       knowingly take any action that would prevent or impede the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

(z)       agree or commit to take any of the actions prohibited by this Section 4.2.

4.3       Litigation. Each of SBC and Fourth Street shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of SBC or Fourth Street, as applicable, threatened against SBC, Fourth Street or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by SBC, Fourth Street or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Fourth Street shall give Seacoast the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against Fourth Street or any of its Subsidiaries and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent, which shall not be unreasonably withheld or delayed.

4.4       State Filings. Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and Fourth Street shall execute and the Parties shall cause to be filed the Articles of Merger with the Secretary of State of the State of Florida.

4.5       Fourth Street Shareholder Approval; Registration Statement and Proxy Statement/ Prospectus.

(a)       Fourth Street shall call a shareholders’ meeting (“Fourth Street Meeting”) of the holders of the Fourth Street Common Stock (the “Fourth Street Shareholders”) to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of (i) obtaining the Fourth Street Shareholder Approval, (ii) obtaining shareholder approval with respect to the items described in Section 5.2(m) herein, and (iii) such other matters as the Board of Directors of Fourth Street or SBC may direct. Fourth Street shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. SBC shall be entitled to have a representative attend the Fourth Street Meeting. The Board of Directors of Fourth Street shall make the Fourth Street Directors’ Recommendation to the Fourth Street Shareholders and the Fourth Street Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Fourth Street Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast Fourth Street Directors’ Recommendation if the Board of Directors of Fourth Street concludes in good faith (after consultation with its outside legal counsel) that the failure to so withdraw, modify, or change its recommendations would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties to the Fourth Street Shareholders under applicable Law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Fourth Street Meeting shall be convened and this Agreement shall be submitted to the shareholders of Fourth Street at the Fourth Street Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby and nothing contained herein shall be deemed to relieve Fourth Street of such obligation.

(b)       As soon as reasonably practicable after the execution of this Agreement (but in no event later than sixty (60) days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(c)       Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Fourth Street Shareholders and at the times of the meeting of the Fourth Street Shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.

4.6       Listing of SBC Common Stock. SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

4.7       Reasonable Best Efforts.

(a)       Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b)       Immediately following the Effective Time (or such later time as SBC may direct), the Parties shall take all actions necessary to consummate the Bank Merger and cause the Bank Merger Agreement effecting the Bank Merger to be filed with the Office of the Comptroller of the Currency.

(c)       Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and the Bank Merger to qualify, and to take no action that would cause the Merger and the Bank Merger to not qualify, for treatment as “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

(d)       The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree.

4.8       Applications and Consents.

(a)       The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.

(b)       Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and obtaining approval of such applications and notices, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) making any notices to or filings with the Small Business Administration, (iv) making any notices or filings under the HSR Act, and (v) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of any Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within sixty (60) days following the date of this Agreement.

(c)       Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.

4.9       Notification of Certain Matters. Each Party will give prompt notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be or give rise to a termination right under Section 6.1. Fourth Street shall deliver to Seacoast a copy of each written opinion (or any withdrawal of such opinion) of Hovde Group or any other financial advisor, as soon as reasonably practicable after the Company’s receipt thereof.

4.10       Investigation and Confidentiality.

(a)       Upon reasonable notice and subject to applicable Laws, each Party shall permit the other to make or cause to be made such investigations of the business and Properties of it and its Subsidiaries and of its Subsidiaries’ financial and legal conditions as the other reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other or the right of a Party to rely thereon. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Fourth Street (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)       Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. No investigation by either Party shall affect the representations and warranties of the other Party or the right of such investigating Party to rely thereon.

4.11       Press Releases; Publicity. Prior to the Effective Time, Seacoast shall provide Fourth Street with a draft of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto and Seacoast shall consider any comments and/or modifications to any such press release or public statement provided by Fourth Street; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, SEC or NASDAQ.

4.12       Acquisition Proposals.

(a)       Fourth Street agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event Fourth Street receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above at any time prior to, but not after, the time this Agreement is adopted by the Fourth Street Shareholder Approval, and Fourth Street’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Fourth Street may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Fourth Street concludes in good faith (and based on the written advice of outside legal counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Fourth Street Shareholders under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Fourth Street shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. Fourth Street will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Seacoast with respect to any Acquisition Proposal. Fourth Street shall promptly (and in any event within two Business Days) advise Seacoast following the receipt or notice of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Seacoast apprised of any related developments, discussions and negotiations on a current basis. Fourth Street agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by Fourth Street.

(b)       Notwithstanding the foregoing, if Fourth Street’s Board of Directors concludes in good faith (and based upon the written advice of outside legal counsel) that an Acquisition Proposal constitutes a Superior Proposal and that failure to accept such Superior Proposal would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Fourth Street Shareholders under applicable Laws, the Fourth Street Board of Directors may at any time prior to the Fourth Street Shareholder Approval (i) withdraw or modify (a “Change in Recommendation”) the Fourth Street Directors’ Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify the Fourth Street Board of Directors recommendation for the Fourth Street shareholder approval of this Agreement, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of Fourth Street may not make a Change in Recommendation, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) Fourth Street shall not have breached this Section 4.12 in any respect and (ii) (A) the Board of Directors of Fourth Street determines in good faith (after consultation with counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SBC under this Section 4.12(b); (B) Fourth Street has given SBC at least four (4) Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Fourth Street has negotiated, and has caused its representatives to negotiate in good faith with SBC during such notice period to the extent SBC wishes to negotiate, to enable SBC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of the such Superior Proposal, Fourth Street shall, in each case, be required to deliver to SBC a new written notice, the notice period shall have recommenced and Fourth Street shall be required to comply with its obligations under this Section 4.12 with respect to such new written notice. Fourth Street will advise SBC in writing within twenty-four (24) hours following the receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal) and will keep SBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

4.13       Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Fourth Street and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this

Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

4.14       Employee Benefits and Contracts.

(a)                Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Fourth Street and its subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries; and provided further that in no event shall SBC be required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable. SBC shall give the Covered Employees full credit for their prior service with Fourth Street and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC.

(b)                With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Fourth Street Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)                Prior to the Effective Time, Fourth Street shall take all actions requested by SBC that may be necessary or appropriate to (i) cause Fourth Street’s 401(k) Plan, one or more the Fourth Street Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Fourth Street Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the termination of Fourth Street’s 401(k) Plan, (iv) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Fourth Street Benefit Plan for such period as may be requested by SBC, or (v) facilitate the merger of any Fourth Street Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary.  All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed.

(d)                Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, Fourth Street) to amend or terminate any Fourth Street Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries (including, following the Closing Date, Fourth Street) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued

retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e)                If, within six (6) months after the Effective Time, any Covered Employee (other than those Covered Employees who receive change in control benefits or retention benefits pursuant to employment or retention agreements with Fourth Street), is terminated by SBC or its Subsidiaries other than (i) “for cause” or (ii) as a result of death, disability or unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount as set forth in the severance policies set forth in Section 4.14(e)(i) of the Seacoast Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with Fourth Street at the Closing). Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14(e)(ii) of the Seacoast Disclosure Letter.

4.15       Indemnification.

(a)       From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Fourth Street or any of its Subsidiaries (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of Fourth Street, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Seacoast shall indemnify, defend and hold harmless, to the same extent such Indemnified Parties have the right to be indemnified and/or have the right to advancement of expenses pursuant to (x) the Organizational Documents of Fourth Street or such Subsidiary, as applicable and (y) the FBCA or other applicable Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (1) Seacoast shall have the right to assume the defense thereof and upon such assumption Seacoast shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Seacoast elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between Seacoast and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Seacoast shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Seacoast shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) Seacoast shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b)       Seacoast agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of Fourth Street and the

Bank as provided in their respective Organizational Documents as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of SBC or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by Seacoast is required to effectuate any indemnification for any director or officer of Fourth Street or the Bank, Seacoast shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.

(c)       Seacoast, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of Fourth Street or the Bank at or before the Effective Time to be covered by Fourth Street’s existing directors’ and officers’ liability insurance policy; provided, that Seacoast may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the aggregate premiums applicable to such coverage exceed $25,000 for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time.

(d)       If SBC or SNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC or SNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.

(e)       The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

4.16.       Resolution of Certain Matters. Fourth Street shall use its reasonable best efforts and take any and all actions (including completing any necessary filings with Regulatory Authorities) to resolve the items set forth on Section 4.16 of the Seacoast Disclosure Letter, all subject to SBC’s reasonable satisfaction.

4.17       Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Fourth Street has caused each director of Fourth Street and the Bank or officer of the Company or the Bank set forth on Section 4.17 of the Seacoast Disclosure Letter to execute and deliver a Claims Letter in the form attached hereto as Exhibit C.

4.18       Restrictive Covenant Agreement. Concurrently with the execution and delivery of this Agreement, Fourth Street has caused each director or officer of Fourth Street and the Bank set forth on Section 4.18 to the Seacoast Disclosure Letter to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit D.

4.19.       Systems Integration; Operating Functions. From and after the date hereof, Fourth Street shall and shall cause the Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause the Bank’s data processing consultants and software providers to, cooperate and assist Fourth Street and Seacoast in connection with an electronic and systems conversion of all applicable data of Fourth Street and the Bank to the Seacoast systems, including the training of employees of Fourth Street and the Bank during normal banking hours. Following the date hereof, Fourth Street shall provide Seacoast access to the Bank’s data files to facilitate the conversion process, including but not limited to, (i) sample data files with data dictionary no later than 30 days following the date of this Agreement; (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast; (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment payees and order debit cards no later than 21 days prior to the targeted conversion date; and (iv) a final set of data files no later than the date of the targeted conversion date. Fourth Street shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations Fourth Street) after the Merger and the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. Fourth Street shall take any action Seacoast may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Bank with SNB. Without limiting the foregoing, Fourth Street shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers Fourth Street and Seacoast shall meet from time to as Fourth Street or Seacoast may reasonably request, to review the financial and operational affairs of Fourth Street and its Subsidiaries, and Fourth Street shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of Fourth Street or the Bank prior to the Effective Time, and (ii) neither Fourth Street nor the Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws. Fourth Street shall be responsible for all conversion and deconversion fees and expenses, regardless of whether the Merger becomes effective.

4.20       Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar taxes or fees applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement and all related fees, interest and penalties (collectively, “Transfer Taxes”) shall be paid by the Company shareholders when due. The Company shareholders will timely file or cause to be timely filed all necessary documentation and Tax Returns with respect to Transfer Taxes, and Seacoast will assist in such filing as may be required by applicable Law. Each Party will each use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.

4.21       Litigation and Claims. Each of Seacoast and Fourth Street shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Seacoast or Fourth Street, as applicable, threatened against Seacoast, Fourth Street or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Seacoast, Fourth Street, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Fourth Street shall give Seacoast the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Fourth Street and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Seacoast’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

4.22       Redemption or Conversion of Fourth Street Subordinated Debentures.

(a)    Fourth Street shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their Representatives to, take all actions necessary, appropriate or advisable to either

(i) redeem all issued and outstanding subordinated debentures due 2026 of Fourth Street (the “Debentures”), or (ii) facilitate and cause the holders of the Debentures to convert such Debentures into Fourth Street Common Stock, effective as of, and subject to and conditioned upon the occurrence of, the Closing, in accordance with the debentures and such other governing instruments and applicable law.

(b)    In furtherance and not in limitation of the foregoing, prior to and at the Closing, Fourth Street shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their Representatives to, take such actions as may be necessary, appropriate or advisable in connection with the redemption or conversion of the Debentures and cooperate and take all such action as may be reasonably requested by Seacoast in connection therewith, including by (i) timely submitting all requests for approval by the applicable Regulatory Authorities and furnishing all information concerning Fourth Street and its Subsidiaries that Seacoast or any applicable Regulatory Authorities may request in connection with the redemption or conversion of the Debentures, (ii) preparing and delivering notices of redemption, in form and substance reasonably satisfactory to Seacoast, in accordance with the Debentures and other governing documents, (iii) if applicable, making sufficient cash available at Closing to effect the redemption of the Debentures, and (iv) executing and delivering all instruments, including any related certificates, opinions or other documentation, reasonably required in connection with the redemption or conversion of the Debentures.

4.23       No Control of Other Party’s Business. Nothing contained in this Agreement shall give Seacoast, directly or indirectly, the right to control or direct the operations of Fourth Street or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Fourth Street, directly or indirectly, the right to control or direct the operations of Seacoast or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Seacoast and Fourth Street shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1       Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:

(a)       Fourth Street Shareholder Approval. Fourth Street shall have obtained the Fourth Street Shareholder Approval.

(b)       Regulatory Approvals. All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on Seacoast or any of its Subsidiaries, including Fourth Street and the Bank.

(c)       No Orders or Restraints; Illegality. No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger.

(d)       Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued,

and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)       Listing of SBC Common Stock. The shares of SBC Common Stock to be issued to the holders of Fourth Street Common Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.

5.2       Conditions to Obligations of Seacoast. The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:

(a)       Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Fourth Street, to such effect.

(b)       Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Fourth Street, to such effect.

(c)       Corporate Authorization. Seacoast shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.

(d)       Consents. The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b) and Section 3.3(k) of the Company Disclosure Letter.

(e)       Limitation on Dissenter’s Rights. As of the Closing Date, the holders of no more than five percent (5%) of Fourth Street Common Stock that is issued and outstanding shall have taken the actions required by the FBCA to qualify their Fourth Street Common Stock as Dissenting Shares.

(f)       Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Fourth Street or the Bank.

(f)       Tax Opinion. Seacoast shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBC and Fourth Street will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering such opinion, Alston & Bird LLP shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel.

(g)       Claims Letters. Seacoast shall have received from the Persons listed in Section 4.17 of the Seacoast Disclosure Letter an executed written agreement in substantially the form of Exhibit C.

(h)       Restrictive Covenant Agreement. Each of the Persons as set forth in Section 4.18 of the Seacoast Disclosure Letter shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit D.

(i)       Fourth Street Consolidated Tangible Shareholders’ Equity. Fourth Street’s Consolidated Tangible Shareholders’ Equity as of the close of business on the fifth Business Day prior to the Closing Date shall be an amount not less than $25,250,000 and the Bank’s general allowance for loan and lease losses shall be an amount not less than 1.12% of total loans and leases outstanding.

(j)       Termination of Fourth Street Equity Awards. All outstanding Fourth Street Equity Awards shall have been terminated and cashed out as provided in Section 1.7, and Fourth Street’s Board of Directors and shareholders shall have taken all action necessary to terminate the Fourth Street Stock Plans effective prior to the Effective Time. No Fourth Street Equity Awards, whether vested or unvested, or obligations to issue Fourth Street Equity Awards, shall be outstanding as of the Effective Time.

(k)      Completion of Section 4.16 Items. Each of the items set forth in Section 4.16 of the Seacoast Disclosure Letter shall have been completed and finalized prior to the Effective Time, all to the reasonable satisfaction of Seacoast.

(l)       FIRPTA Certificate. Seacoast shall have received from Fourth Street and the Bank, under penalties of perjury, a certificate stating that each of Fourth Street and the Bank, respectively, is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and as reasonably acceptable to Seacoast.

(m)     Approval of 280G Payments.  In connection with, and at the time of, the Fourth Street Meeting, the Company shall have taken all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each “disqualified individual” (as defined in Section 280G of the Internal Revenue Code) to receive or retain, as applicable, any payments and benefits contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations promulgated thereunder) to the extent necessary so that no such payment or benefit received by such disqualified person shall be deemed a “parachute payment” (as defined in Section 280G of the Internal Revenue Code). Such vote shall establish the disqualified individual’s right to the payment or benefits.  The Company and the shareholders will be responsible for all liabilities and obligations related to the matters described in this Section 5.2(m), including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. The Company will provide to Seacoast copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G and the shareholder vote described in this Section 5.2(m), a reasonable period of time before disseminating such materials to the disqualified individuals and the Company’s shareholders, and will work with Seacoast in good faith regarding any comments provided by Seacoast thereto.

5.3       Conditions to Obligations of the Company. The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.7:

(a)       Representations and Warranties. The representations and warranties of Seacoast set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and Fourth Street shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.

(b)       Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Fourth Street shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.

(c)       Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Seacoast.

(d)        Tax Opinion. Fourth Street shall have received a written opinion from Hacker, Johnson & Smith PA in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBC and Fourth Street will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering such opinion, Hacker, Johnson, Smith PA shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel.

ARTICLE 6

TERMINATION

6.1       Termination. Notwithstanding any other provision of this Agreement, and notwithstanding Fourth Street Shareholder Approval, this Agreement and the Bank Merger Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time:

(a)       By mutual consent of the Board of Directors of Fourth Street and the Board of Directors or Executive Committee of the Board of Directors of SBC; or

(b)       By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party specifying the existence and nature of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or

(c)       By the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the Fourth Street Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Fourth Street shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or

(d)       By the Board of Directors of either Party in the event that the Merger has not been consummated by August 31, 2020, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or

(e)       By the Board of Directors of SBC in the event that (i) Fourth Street has withdrawn, qualified or modified the Fourth Street Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) Fourth Street has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of Fourth Street has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or

(f)       By the Board of Directors of Fourth Street in the event that (i) the Board of Directors of Fourth Street has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither Fourth Street nor any of its Representatives has failed to comply in all material respects with Section 4.12; or

(g)       By the Board of Directors of SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding Fourth Street Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA; or

(h)       By the Board of Directors of Fourth Street in the event the Board of Directors of Fourth Street so determines by the entire Board of Directors of Fourth Street, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i)        the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Buyer Ratio”) shall be less than 0.85; and

(ii)        (x) the Buyer Ratio shall be less than (y) the number (the “Index Ratio”) obtained by (A) dividing the Final Index Price by the Initial Index Price (each as defined below), and (B) subtracting 0.20 from the quotient in clause (ii)(y)(A);

subject, however, to the following three (3) sentences. If Fourth Street elects to exercise the termination right pursuant to this Section 6.1(h), Fourth Street shall give written notice to Seacoast not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, Seacoast shall have the option to increase the consideration to be received by the holders of Fourth Street Common Stock hereunder, by adjusting the Merger Consideration (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lesser of (x) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Starting Price, multiplied by (2) 0.85, and further multiplied by (3) the Merger Consideration (as then in effect), divided by (B) the Average Closing Price, and (y) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Index Ratio, multiplied by (2) the Merger Consideration (as then in effect), divided by (B) the Buyer Ratio. If Seacoast so elects within such five (5)-day period, it shall give prompt written notice to Fourth Street of such election and the revised Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 6.1(h), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

For purposes of this Section 6.1(h), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the VWAP of SBC Common Stock during the ten (10) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Fourth Street Shareholder Approval is obtained.

“Final Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the Trading Day prior to the Determination Date.

“Index Group” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.

“Index Price” means the closing price on any given Trading Day of the Index Group.

“Initial Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $29.39.

If SBC or any company belonging in the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the SBC Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 6.1(h).

6.2       Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Seacoast, the Company, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1       Definitions.

(a)       Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any written offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Fourth Street and its Subsidiaries or 25% or more of any class of equity or voting securities of Fourth Street or the Bank, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of Fourth Street or the Bank, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Fourth Street or any of its Subsidiaries, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.

“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and the Fourth Street Stock Plans, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by Fourth Street or any Subsidiaries thereof, or under which Fourth Street or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any Fourth Street employee.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated September 11, 2019, by and between Seacoast and Fourth Street.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Consolidated Tangible Shareholders’ Equity” shall mean as to Fourth Street as of the close of business on the fifth (5th) Business Day prior to the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of Fourth Street as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred (including any stock option cash payments), in connection with this Agreement and the transactions contemplated by it, excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related regulatory approval, and (ii) all intangible assets (the Parties agree that mortgage servicing rights are not an intangible asset), and minus any unrealized gains or plus any unrealized losses (as the case may be) in such Party’s Subsidiaries’ securities portfolio due to mark-to-market adjustments as of the Measuring Date. The calculation of Consolidated Tangible Shareholders’ Equity shall be delivered by Fourth Street to Seacoast, accompanied by appropriate supporting detail, no later than ten days prior to the Closing Date, and such calculation shall be subject to verification and approval by Seacoast, which approval shall not be unreasonably withheld.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenting Shares” shall mean shares of Fourth Street Common Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who comply in all respects with the provisions of Section 607.1301 to 607.1340 of the FBCA.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exchange Ratio” shall mean 0.1275.

“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Facilities” shall mean all buildings and improvements on the Property of any Person.

“FBCA” shall mean the Florida Business Corporation Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of September 30, 2019, and as of December 31, 2018 and 2017, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for the nine months ended September 30, 2019 and for each of the three years ended December 31, 2016, 2017 and 2018, as delivered by such Party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31, 2018. Financial Statements will also include balance sheets and income statements delivered by Fourth Street to SBC prior to the Effective Time for each subsequent quarter-end.

“Fourth Street Common Stock” shall mean the $1.00 par value per share common stock of Fourth Street.

“Fourth Street Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of Fourth Street Common Stock and shall specifically include any restricted stock awards.

“Fourth Street Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of the Company Common Stock.

“Fourth Street Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which Fourth Street Equity Awards have been or may be issued.

“Fourth Street Target Consolidated Tangible Shareholders’ Equity” shall mean no less than $25,250,000.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, mask works or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law(s)” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property taxes not yet due and payable.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Party” shall mean Seacoast, on the one hand, or the Company, on the other hand, and “Parties” shall mean Seacoast and the Company.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Expenses” shall mean (i) the reasonable expenses of Fourth Street and the Bank incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants as set forth in Section 7.1(b) of the Seacoast Disclosure Letter), and (ii) the fee payable to Fourth Street’s financial advisor in accordance with the engagement letter disclosed to Seacoast prior to the execution of this Agreement.

“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairman’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of Fourth Street or any of its Subsidiaries consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.

“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of Fourth Street and the prospectus of SBC constituting a part of the Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock to be issued to the shareholders of Fourth Street in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, NASDAQ, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the Fourth Street Equity Awards.

“SBC Common Stock” shall mean the $0.10 par value per share common stock of SBC.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Fourth Street Common Stock on terms that the Board of Directors of Fourth Street concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (1) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Hovde Group is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (after consultation with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a result of being a member of an affiliated or combined or unitary group, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Return” shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated tax return.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by Fourth Street and the Bank.

“Termination Fee” shall mean $2,900,000.

“VWAP” shall mean the daily volume weighted average price of SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.

(b)       The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Affordable Care Act	Section 3.3(iii)
Aggregate Merger Consideration	Section 1.4(a)
Articles of Merger	Section 3.3
Agreement	Parties
Bank	Parties
Bank Merger	Preamble
Bank Merger Agreement	Preamble
Change in Recommendation	Section 4.12(b)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Parties
Company Regulatory Agreement	Section 3.3(v)
Covered Employees	Section 4.14(a)
Covered Parties	Section 4.15(b)
CRA	Section 3.3(q)
Debentures	Section 1.5(d)
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.3
Exchange Agent	Section 2.1(a)
Exchange Fund	Section 2.1(d)
Excluded Shares	Section 1.5(e)
Fourth Street Certificates	Section 1.4(b)
Fourth Street Directors’ Recommendation	Section 3.3(b)(ii)
Fourth Street Disclosure Letter	Section 3.1
Fourth Street Latest Balance Sheet	Section 3.3(d)(ii)
Fourth Street Meeting	Section 4.5(a)
IIPI	Section 3.3(r)(i)
Indemnification Notice	Section 7.2(b)
Indemnified Party	Section 4.15(a)
Indemnified Parties	Section 7.2(b)
Material Adverse Effect	Section 3.2(b)
Measuring Date	Section 7.1(a)
Merger	Preamble
Merger Consideration	Section 1.4(a)
OCC	Section 1.3
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
Shareholder Support Agreement	Preamble
SBC	Parties
SBC Preferred Stock	Section 3.4(c)
SBC Regulatory Agreement	Section 3.4(f)(ii)
Seacoast	Parties
SNB	Parties
Surviving Bank	Section 1.1
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(v)

(c)       Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

7.2       Non-Survival of Representations and Covenants. Except for Articles 1 and 2, Section 4.15 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

7.3       Expenses.

(a)       Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Seacoast shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b)       Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

7.4       Termination Fee.

(a)       In the event that (A) (i) either Party terminates this Agreement pursuant to Section 6.1(c)(ii), or (ii) SBC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by Fourth Street or the Bank, or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (B) at any time after the date of this Agreement and prior to such termination Fourth Street shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination, Fourth Street consummates a transaction or enters into a definitive agreement or letter of intent is entered into by Fourth Street with respect to an Acquisition Proposal, Fourth Street shall pay Seacoast the Termination Fee within five (5) Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds; provided that for purposes of this Section 7.4(a) all references in the definition of “Acquisition Proposal” to “25%” shall be to “50%”.

(b)       In the event that SBC terminates this Agreement pursuant to Section 6.1(e)(iii), Fourth Street shall pay to Seacoast the Termination Fee within five (5) Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event that Fourth Street terminates this Agreement pursuant to Section 6.1(f), Fourth Street shall pay to Seacoast the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.

(c)       Fourth Street and the Bank hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that Fourth Street fails to pay when due any amount payable under this Section 7.4, then (i) Fourth Street shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of legal counsel) incurred in connection with the collection of such overdue amount, and (ii) Fourth Street shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.

(d)       Assuming Fourth Street and the Bank are not in breach of their obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge Fourth Street and the Bank from and be the sole and exclusive remedy of Seacoast with respect to, any and all losses that may be suffered by Seacoast based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall Fourth Street be required to pay the Termination Fee on more than one occasion.

7.5       Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter, Seacoast Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third party beneficiary will be required to amend, modify or waive any provision of the Agreement. Except for (a) the Indemnified Parties’ rights under Section 4.15, and (b) if the Effective Time occurs, the right of the holders of Fourth Street Common Stock to receive the Merger Consideration payable pursuant to this Agreement, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

7.6       Amendments. Before the Effective Time, this Agreement (including the Company Disclosure and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Fourth Street Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of Fourth Street, unless such required approval is obtained.

7.7       Waivers.

(a)       Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b)       The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

7.8       Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

7.9       Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Seacoast:	Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Telecopy Number: (772) 288-6086
Attention: Dennis Hudson

Copy to Counsel (which
shall not constitute notice):	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Telecopy Number: (404) 881-7777
Attention: Randolph A. Moore III

Company:	Fourth Street Banking Company
1200 Fourth Street, North
Saint Petersburg, Florida 33701

Attention: Cathy P. Swanson

Copy to Counsel (which
shall not constitute notice):	Smith Mackinnon, PA
255 South Orange Avenue, Suite 1200
Orlando, Florida 32801

Attention: Jack P. Greeley, Esq.

7.10       Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States shall govern the consummation of the Bank Merger.

7.11       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

7.12       Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.13       Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

7.14       Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.15       Attorneys’ Fees.

In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

7.16       Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as set forth in Section 7.4(d) of this Agreement, the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Further, no Party has any requirement to post a bond or other security before it can obtain specific performance.

7.17.       Waiver of Jury Trial.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Dennis S. Hudson, III
Dennis S. Hudson, III
Chief Executive Officer

SEACOAST NATIONAL BANK

By:	/s/ Dennis S. Hudson, III
Dennis S. Hudson, III
Chief Executive Officer

FOURTH STREET BANKING COMPANY

By:	/s/ Cathy P. Swanson
Cathy P. Swanson
Chief Executive Officer

FREEDOM BANK

By:	/s/ Cathy P. Swanson
Cathy P. Swanson
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

PLAN OF MERGER AND MERGER AGREEMENT

FREEDOM BANK

with and into

SEACOAST NATIONAL BANK

under the charter of

SEACOAST NATIONAL BANK

under the title of

“SEACOAST NATIONAL BANK”

(“Resulting Bank”)

THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made this [●] day of [●], 2020, between Seacoast National Bank (hereinafter referred to as “Seacoast Bank” and the “Resulting Bank”), a national banking association, with its main office located at 815 Colorado Avenue, Stuart, FL 34994 and Freedom Bank, a Florida-chartered bank, with its main office located at 1200 4th Street North, Saint Petersburg, FL 33701 (hereinafter referred to as “Freedom Bank” and, together with Seacoast Bank, the “Banks”).

WHEREAS, at least a majority of the entire Board of Directors of Seacoast Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of Freedom Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act;

WHEREAS, Seacoast Banking Corporation of Florida (“SBCF”), which owns all of the outstanding shares of Seacoast Bank, and Fourth Street Banking Company, which owns all of the outstanding shares of Freedom Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of Fourth Street Banking Company with and into SBCF, all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”);

WHEREAS, SBCF, as the sole shareholder of Seacoast Bank and Fourth Street Banking Company, as the sole shareholder of Freedom Bank, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Freedom Bank with and into Seacoast Bank, with Seacoast Bank being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Freedom Bank shall be merged with and into Seacoast Bank (the “Merger”). Upon consummation of the Merger, Seacoast Bank shall continue its existence as the surviving bank and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Freedom Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “Seacoast National Bank” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business initially shall be conducted by the Resulting Bank at its main office which shall be located at 815 Colorado Avenue, Stuart, FL 34994, as well as all of the banking offices of Seacoast Bank and the banking offices of Freedom Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of Seacoast Bank). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Seacoast Bank issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Resulting Bank. The authorized capital stock of Seacoast Bank consists of 10,000,000 shares of common stock, par value $10.00 per share, 5,679,285 of which are issued and outstanding.

SECTION 5

All assets of Freedom Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Freedom Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

Seacoast Bank and Freedom Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of Seacoast Bank and Freedom Bank at the Effective Time.

SECTION 7

At the Effective Time, each outstanding share of common stock of Freedom Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Freedom Bank shall, at the Effective Time, be cancelled.

SECTION 8

2

Upon the Effective Time, the then outstanding shares of common stock of Seacoast Bank (the “Seacoast Bank Common Stock”) shall continue to remain outstanding shares of Seacoast Bank Common Stock, all of which shall continue to be owned by SBCF.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of Seacoast Bank as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of Seacoast Bank as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by SBCF, which owns all of the outstanding shares of Seacoast Bank Common Stock and by Fourth Street Banking Company, which owns all of the outstanding shares of common stock of Freedom Bank.

SECTION 11

The effectiveness of this Agreement is subject to satisfaction of the following terms and conditions:

(a) The BHC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

(c) The Merger may be abandoned at the election of Seacoast Bank at any time, whether before or after filings are made for regulatory approval of the Merger.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such Bank’s records in connection with the Merger.

SECTION 13

Effective as of the Effective Time, the Amended and Restated Articles of Association and Bylaws of the Resulting Bank shall consist of the Amended and Restated Articles of Association and Bylaws of Seacoast Bank as in effect immediately prior to Effective Time.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

3

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

4

EXHIBIT A

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

SEACOAST NATIONAL BANK

By:
Dennis S. Hudson III
As its:	Chief Executive Officer

FREEDOM BANK

By:
Cathy Swanson
As its:	Chief Executive Officer

EXHIBIT A

BANKING OFFICES OF THE RESULTING BANK

Main Office:

815 Colorado Avenue

Stuart, FL 34994

Freedom Bank Branch Offices Acquired:

[TBD prior to Closing]

A-1

EXHIBIT B

FORM OF COMPANY SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 23, 2020, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Fourth Street Banking Company, a Florida corporation (“Seller”), and each of the undersigned (i) directors of Seller and directors of Freedom Bank (“Freedom Bank”) that are beneficial owners of any shares of Seller Stock (as defined below), (ii) executive officers of Seller or executive officers of Freedom Bank that are beneficial owners of any shares of Seller Stock, and (iii) each beneficial holder of five percent (5%) or more of the outstanding shares of Seller Stock (each of (i), (ii) and (iii), a “Shareholder,” and collectively, the “Shareholders”).

RECITALS

WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of January 23, 2020 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, Seacoast National Bank, Seller and Freedom Bank, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and

WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing and performing the Merger Agreement and consummating the Transactions.

NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.       Representations and Warranties. Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:

(a)       The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $1.00 per share (“Seller Stock”), set forth below such Shareholder’s name on the signature page hereto. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Stock.

(b)       This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)       Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the

Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)       The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.

(e)       The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.

(f)       No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(g)       The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.

2.       Voting Agreements. The Shareholder agrees with, and covenants to, Buyer as follows:

(a)       At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.

(b)       At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions, other than an amendment or other proposal or transaction required by a regulatory authority or other Governmental Authority (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

3.       Covenants. The Shareholder agrees with, and covenants to, Buyer as follows:

(a)       Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to the Shareholder’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the Shareholder’s Shares) and provided further, that the assigning Shareholder shall remain jointly and severally liable for any breaches by any of his or her affiliates or immediate family members of the terms hereof. The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.

(b)       The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.

(c)       The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, knowingly induce or encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) except as provided in the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.

4.       Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shareholder Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any Shareholders’ Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shareholder Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

5.       Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Stock or other voting securities of Seller by Shareholder, the number of shares of Seller Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of the Seller issued to or acquired by the Shareholder.

6.       Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer will not have any adequate remedy at law. It is accordingly agreed that Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from

Shareholder assistance in violation of this Agreement and of the rights of Buyer hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

7.       Further Assurances. The Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided herein.

8.       Confidentiality. The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, product/service formulas, pricing, mark-ups, commissions, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

9.       Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; provided further that the provisions of Section 8 of this Agreement shall remain in full force and effect regardless of any such termination pursuant to this Section 9.

10.       Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

11.       Miscellaneous.

(a)       Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)       All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)       The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)       This Agreement may be executed in two or more counterparts by facsimile or other electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.

(e)       This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f)       This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.

(g)       If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(h)       Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(i)       No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by both parties.

(j)       The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.

(k)       Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Seller and its Affiliates have complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.

(l)       Notwithstanding anything to the contrary in this Agreement, nothing herein is intended or shall be construed or require the Shareholder, in his or her capacity as a director, officer, or employee of the Company, to act or fail to act in accordance with his or her fiduciary duties as a director or officer, subject to the terms and conditions of the Merger Agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

“SELLER”

FOURTH STREET BANKING COMPANY

By:
	Name:	Cathy Swanson
	Title:	Chief Executive Officer

“BUYER”

SEACOAST BANKING CORPORATION OF FLORIDA

By:
	Name:	Dennis S. Hudson, III
	Title:	Chief Executive Officer

“SHAREHOLDER”

Name:

Address:

Number of Shares of Common Stock Over Which Shareholder Has Voting Power and Capacity of Ownership (including any Shares that are converted as a result of the Merger):

[Signature Page to the Shareholder Support Agreement]

EXHIBIT C

FORM OF CLAIMS LETTER

January 23, 2020

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

Attention: Dennis S. Hudson, III

Gentlemen:

This claims letter (“Claims Letter”) is delivered pursuant to Section 4.17 of that certain Agreement and Plan of Merger, dated as of January 23, 2020 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer, Fourth Street Banking Company, a Florida corporation (“Seller”) and Freedom Bank, a Florida state-chartered bank and wholly owned subsidiary of Seller. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Seller, Freedom Bank or any Seller entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

1.       Claims. The undersigned does not have, and is not aware of, any claims he or she might have against Seller or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, under written loan commitments and agreements between the undersigned and Seller, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) checks issued by any other depositor of Seller; (vi) any rights that the undersigned has or may have under the Merger Agreement including, without limitation, the indemnification rights set forth in Section 4.15 thereof; and (vii) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of Seller or as an officer or director of Seller or a holder of a Fourth Street Equity Award (collectively, the “Disclosed Claims”).

2.       Releases and Assignment. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Seller, Freedom Bank, Buyer, Seacoast National Bank and all other Seller entities and Buyer entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the Closing, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, transfers and assigns to Buyer, as successor to Seller, respectively, all claims, actions, rights, title and interests of the undersigned in and to any and all software, databases, records, files, data, information and hardware, and any and all intellectual property (including, but not limited to, any and all patent, copyright, trademark, trade secret, know-how, confidential information, and other proprietary rights, and all registrations and applications directed to any of the foregoing) of any nature whatsoever, conceived, reduced to practice, invented, created, authored, designed, developed, issued, registered, applied for, licensed or used by or for the undersigned or the Seller, Freedom Bank or any Seller entity (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released, discharged, transferred or assigned herein has been transferred, sold or assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released, discharged, transferred or assigned hereby are owned solely and exclusively by the undersigned, which has the sole authority to release, discharge, transfer and assign them to Buyer, as the successor to Seller. The undersigned agrees, without any further consideration, to execute any and all other documents requested by the Buyer or the Seller necessary in order to carry out or evidence the release, discharge, transfer or assignment, or other intent, of this Claims Letter.

3.       Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, taxing authority arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

4.       Miscellaneous.

2

(a)       This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b)       This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.

(c)       This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.

(d)       In any legal action or other proceeding relating to this Claims Letter and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Claims Letter is brought against a party, the prevailing party in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of one counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e)       IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

3

(f)       This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(g)       The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(h)       This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[Signatures on following page.]

4

Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of January 23, 2020.

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name: Dennis S. Hudson, III
Title: Chairman and Chief Executive Officer

[Signature Page to Claims Letter]

5

EXHIBIT D

FORM OF RESTRICTIVE COVENANT AGREEMENT

[FORM OF EXECUTIVE OFFICER AGREEMENT]

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of January 23, 2020, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned executive officer (“Employee”) of Fourth Street Banking Company, a Florida corporation (“Fourth Street”) and/or Freedom Bank, a Florida state-chartered bank and wholly owned subsidiary of Fourth Street (the “Bank” and collectively with Fourth Street, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), Fourth Street and the Bank are parties to that certain Agreement and Plan of Merger, dated as of January 23, 2020, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Fourth Street with and into Buyer (the “Merger”), and the subsequent merger of the Bank with and into SNB (the “Bank Merger”);

WHEREAS, Employee is a shareholder of Fourth Street and/or officer of Fourth Street and/or the Bank;

WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Employee and/or an Affiliate of Employee owns shares of Fourth Street Common Stock and will receive Merger Consideration from Buyer in exchange for such shares;

WHEREAS, Employee is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;

WHEREAS, prior to the date hereof, Employee has served as a manager of Seller, and, therefore, Employee has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, the Employee acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;

WHEREAS, as a result of the Merger and the Bank Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Employee will enter into and perform this Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Employee and/or the Employee’s Affiliate, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.	Certain Definitions.

(a)       “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b)       “Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer, SNB or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Employee acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.

(c)       Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.	Restrictive Covenants.

(a)       Nondisclosure of Confidential Information. From the Effective Time and for a period of five (5) years thereafter, Employee shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Employee; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Employee is nonetheless, in the good faith written opinion of his legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Employee is required to be disclosed.

(b)       Nonrecruitment of Employees. Employee hereby agrees that, for two (2) years following the Effective Time, Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Employee’s services as a manager of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c)       Nonsolicitation of Customers. Employee hereby agrees that, for two (2) years following the Effective Time, Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself or of anyone other than Seller, Buyer, SNB or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer, SNB or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(d)       Noncompetition. Employee hereby agrees that, for two (2) years following the Effective Time, Employee shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any other (i) financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) Person, business or enterprise, in either case that competes in the Restricted Area with the Buyer, SNB and their Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For the avoidance of doubt, nothing in this Section 2(d) shall prohibit an Employee from providing to any entity which engages in Business Activities within the Restricted Area (i) services that the Employee provides as of the date of this Agreement, and (ii) services that the Employee has provided prior to the date of this Agreement as a part of such Employee’s current business. For purposes of this Agreement, the “Restricted Area” shall mean each county in Florida where any of Buyer, SNB or the Bank operates a banking office at the Effective Time. Nothing in this Section 2(d) shall prohibit Employee from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB or any of their Affiliated Companies. Nothing in this Agreement shall prohibit Employee or any of such Employee’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities; provided that, such securities were held by the Employee or any of such Employee’s Affiliated Company as of the date of this Agreement.

(e)       Enforceability of Covenants. Employee acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Employee acknowledges that each of Buyer, SNB and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Employee acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Employee agrees that his position as an Employee of Fourth Street and/or the Bank involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Employee further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Employee and Buyer agree that Employee’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provision of this Agreement shall not constitute a defense to the enforceability of this covenant. Employee and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Employee acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Employee hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Employee), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

3.	Successors.

(a)       This Agreement is personal to Employee, is not assignable by Employee, and none of Employee’s duties hereunder may be delegated.

(b)       This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer, SNB and any of their Affiliated Companies and their successors and assigns.

4.	Miscellaneous.

(a)       Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

(b)       Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)       Attorneys’ Fees. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(d)       Governing Law. Buyer and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles.

(e)       Notices. All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address at such party shall have specified by ten (10) days’ advance notice given in accordance with this Section

4(e)), or (iii) in the case of Buyer only, on the first business day after it is sent by electronic transmission or facsimile to the facsimile number set forth below (or to other such facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(e).

To Buyer:	Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Facsimile Number: (772) 288-6086
Attention: Dennis S. Hudson, III

To Employee:	To the address set forth under such Employee’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)       Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(g)       Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(h)       Counterparts. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

(i)       Termination. If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BUYER:

SEACOAST BANKING CORPORATION OF FLORIDA

By: __________________________

Name: Dennis S. Hudson, III

Title: Chairman and Chief Executive Officer

EMPLOYEE:

________________________________

Name:

Address: ________________________

                _________________________

                _________________________

[Signature Page to Restrictive Covenant Agreement]

[Executive Officer 2-Year]

EXHIBIT D

FORM OF RESTRICTIVE COVENANT AGREEMENT

[FORM OF DIRECTOR AGREEMENT]

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of January 23, 2020, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of Fourth Street Banking Company, a Florida corporation (“Fourth Street”) and/or Freedom Bank, a Florida state-chartered bank and wholly owned subsidiary of Fourth Street (the “Bank” and collectively with Fourth Street, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), Fourth Street and the Bank are parties to that certain Agreement and Plan of Merger, dated as of January 23, 2020, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Fourth Street with and into Buyer (the “Merger”), and the subsequent merger of the Bank with and into SNB (the “Bank Merger”);

WHEREAS, Director is a shareholder and/or director of Seller;

WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director and/or an Affiliate of Director owns shares of Fourth Street Common Stock and will receive Merger Consideration from Buyer in exchange for such shares;

WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;

WHEREAS, as a result of the Merger and the Bank Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.	Certain Definitions.

(a)       “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b)       “Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer, SNB or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.

(c)       Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.	Restrictive Covenants.

(a)       Nondisclosure of Confidential Information. From the Effective Time and for a period of five (5) years thereafter, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment;

provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of Director’s legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(b)       Nonrecruitment of Employees. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c)       Nonsolicitation of Customers. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself or of anyone other than Seller, Buyer, SNB or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer, SNB or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(d)       Noncompetition. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any other (i) financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) Person, business or enterprise, in either case that competes in the Restricted Area with the Buyer, SNB and their Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, commercial or consumer mortgage loans, and commercial or consumer lines of credit. For purposes of this Agreement, the “Restricted Area” shall mean each county in Florida where any of Buyer, SNB or the Bank operates a banking office at the Effective Time. For the avoidance of doubt, nothing in this Section 2(d) shall prohibit a Director from providing to any (i) Person engaged in Business Activities, the services and products that the Director or Director’s Affiliated Companies provides as of the date of this Agreement, and (ii) Person the services that the Director has provided prior to the date of this Agreement as a part of such Director’s current business or profession as set forth on Schedule I hereto. Furthermore, nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, (i) less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB or any of their Affiliated Companies, or (ii) any outstanding securities (or increasing such investment) held by Director and any of Director’s Affiliated Companies as of the date of this Agreement so long as such financial institution is disclosed on Schedule II hereto; provided further that in connection with (i) and (ii) above, the Director shall not be an employee, officer, member, manager, consultant or director of any such financial institution.

(e)       Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer, SNB and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

3.	Successors.

(a)       This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)       This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer, SNB and any of their Affiliated Companies and their successors and assigns.

4.	Miscellaneous.

(a)        Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

(b)        Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)        Attorneys’ Fees. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(d)       Governing Law. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles.

(e)       Notices. All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address at such party shall have specified by ten (10) days’ advance notice given in accordance with this Section

4(e)), or (iii) in the case of Buyer only, on the first business day after it is sent by electronic transmission or facsimile to the facsimile number set forth below (or to other such facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(e).

To Buyer:	Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Facsimile Number: (772) 288-6086
Attention: Dennis S. Hudson, III

To Director:	To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)       Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(g)       Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(h)       Counterparts. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

(i)       Termination. If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BUYER:

SEACOAST BANKING CORPORATION OF FLORIDA

By: __________________________

Name: Dennis S. Hudson, III

Title: Chairman and Chief Executive Officer

DIRECTOR:

________________________________

Name:

Address: ________________________

                _________________________

                _________________________

[Signature Page to Restrictive Covenant Agreement]

[Director 3-Year]

- 7 -